Exhibit 10.10

CONFIDENTIAL INFORMATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) effective June 3, 2002 (the “Effective Date”) is by and between InPhonic, Inc., a corporation with an address at 1010 Wisconsin Avenue, NW, Washington, DC 20007 (the “Company”) and Donald Charlton, an individual with an address at 1366 St. Stevens Church Road, Crownsville, MD 21032 (the “Executive”). For purposes of this Agreement, the Company and the Executive shall be separately referred to as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties desire to set forth the terms and conditions upon which the Company shall continue to employ the Executive;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Position. The Company hereby employs Executive as Executive Vice President for Corporate Development of the Company and Executive hereby accepts such employment with the Company. The Executive shall report directly to the Chief Executive Officer and/or the President of the Company or such other person as reasonably designated by the Chief Executive Officer.

2. Duties.

2.1. Executive agrees to undertake the duties and responsibilities inherent in the position of Executive Vice President for Corporate Development which may encompass different or additional duties as may, from time to time, be assigned, altered or modified by the Chief Executive Officer or his designee. The Executive agrees to abide by the rules, personnel practices and policies of the Company as detailed in the InPhonic Employee Handbook and any changes thereof that may be adopted at any time by the Company.

2.2. Executive shall devote Executive’s full business time and attention to performing his duties hereunder and shall use his best efforts to further the business and affairs of the Company and to work with other employees of the Company in a competent and professional manner and generally to promote the interests of the Company. The Executive shall not engage

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in consulting work- or any trade or business for his own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of his duties hereunder in any way.

3. Compensation. As remuneration for all services to be rendered by the Executive hereunder, and as consideration for complying with the covenants contained herein, the Company shall pay and provide to the Executive the following compensation:

3.1 Base Salary. The Company shall pay to the Executive a base salary of One Hundred Seventy Thousand Dollars ($170,000.00) per annum (the “Salary”). The Salary shall be payable in accordance with the Company’s normal payroll schedule and practices. Such Salary shall be reviewed annually to ascertain whether, in the judgment of the Chief Executive Officer or his designee, such Salary should be increased based on the performance of and contributions made by the Executive during the preceding year, inflation, and other factors deemed appropriate by the Chief Executive Officer or his designee.

3.2. Bonus. Executive shall have the opportunity to earn an annual bonus for on-target performance in the amount of thirty-five thousand dollars ($35,000) (the “Bonus”). Payment of the Bonus shall be determined in the full discretion of the Chief Executive Officer or his designee. In exercising such discretion in respect to the Bonus, but without limiting his discretion, the Chief Executive Officer or his designee may consider operational and financial indicators and management goals, including, without limitation, achievement of sales revenue and profitability, working capital performance, implementation of new projects, addition of new customers, and management of cash flow.

3.3. Incentive Plans. The Executive shall be eligible to participate in such profit-sharing, stock option, bonus, incentive and performance based award programs as are made available generally to executive employees of the Company; provided, however, full and immediate vesting of ten percent (10%) of the total granted but unvested incentive common stock options provided to the Executive shall occur as of the Effective Date of this Agreement.

3.4. All amounts of salary, bonus or other compensation hereunder shall be subject to such withholding as is required by law.

4. Benefits; Expenses.

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4.1. The Executive shall be entitled to the benefits available generally to the executive employees of the Company pursuant to Company programs, including, by way of illustration, but not limitation, parking, paid holidays, sick leave, dental, accident or health insurance programs of the Company, as and to the extent that any such programs are or may from time to time be in effect. Notwithstanding anything to the contrary contained herein, Executive shall be entitled to the following benefits: three (3) weeks of paid vacation per year which shall be taken at times as the Chief Executive Officer reasonably approves; and (ii) a monthly car allowance in the amount of five hundred dollars ($500.00).

4.2. The Company shall pay or reimburse Executive for all reasonable, ordinary, client-related business or entertainment expenses incurred in the performance of his services hereunder in accordance with Company policy as detailed in the InPhonic Employee Handbook in effect from time to time, provided, however, that the amount available to the Executive for such travel, entertainment and other expenses may require advance approval by the Chief Executive Officer. The Executive shall submit vouchers and receipts for all expenses for which reimbursement is sought.

4.3. The Company shall not be obligated to institute, maintain, or refrain from changing, amending or discontinuing any benefit plan, program or perquisite, so long as such changes are similarly applicable to executive employees of the Company.

5. Termination; Disability; Termination.

5.1. Termination For Cause. Nothing in this Agreement shall be construed to prevent the Chief Executive Officer from terminating the Executive’s employment under this Agreement for Cause, as hereinafter defined. The Company and the Executive shall have no further obligations under this Agreement after the effective date of such termination, except as set forth in Sections 6, 7, 8, and 15 of this Agreement. Such provisions shall remain in full force and effect for the twelve (12) month period subsequent to the effective date of the termination of the Executive.

In the event that the Executive’s employment is terminated for Cause, the Executive shall be entitled to (i) the Salary at the rate in effect at such time through the effective date of such termination; and (ii) any rights or benefits available under applicable employee benefit programs

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then in effect and in which the Executive was a participant at the time of such termination, to the extent that such rights or benefits have vested in accordance with the terms of such programs.

For purposes of this Agreement, the term “Cause” shall mean (i) the indictment or conviction of, or the plea of non contendere by, the Executive for any felony or other crime involving fraud or moral turpitude; (ii) any act or omission constituting a material dereliction of the obligations of the Executive including, but not limited to, willful and continued failure to perform the duties of Executive under this Agreement, (iii) negligent or intentional misconduct by Executive materially injurious to the Company, (iv) use of alcohol or illegal drugs interfering with performance of Executive’s duties, or (v) a material violation of Company policy or any action which constitutes a violation of any law, rule or regulation protecting the rights of employees.

5.2. Termination Without Cause. The Company shall retain the right to terminate the Executive without Cause at any time. The Executive acknowledges and agrees that the non-compete and non-disclosure restrictions set forth in Sections 6, 7 and 8 of this Agreement will remain in full force and effect for the twelve (12) month period subsequent to the termination of the Executive without Cause.

In the event that the Executive’s employment is terminated without Cause pursuant to this Section 5, the Executive shall be entitled to: (i) an amount equal to six (6) months of the Salary, at the rate then in effect; (ii) an amount equal to the monthly car allowance, at the rate then in effect, for the six (6) month period following termination; and (iii) payment of any medical insurance premiums, pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the six (6) month period following termination (collectively, the “Severance Benefits”). The Severance Benefits shall be payable, at the discretion of the Company, in one (1) lump sum on the effective date of such termination or in six (6) equal monthly installments.

5.3. This Agreement shall terminate immediately upon the Executive’s resignation, death or the effective date of the Executive’s Retirement (as defined under the then established rules of the Company’s retirement plans); provided, however, that in the event that the Executive’s employment terminates upon his resignation or Retirement, the provisions of Sections 6, 7, 8, and 15 will remain in full force and effect for the twelve (12) month period subsequent to such termination.

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6. Confidential Information. The Executive shall not (for his own benefit or the benefit of any person or entity other than the Company) use or disclose any of the Company’s trade secrets or other confidential information for a period of two years. For purposes of this Agreement, the term “trade secrets or other confidential information” includes, by way of example, matters of a technical nature, computer programs (including documentation of such programs), research projects, and matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, and other information of a similar nature discovered during performance of this Agreement except (1) to the extent such information is generally known to the public; or (2) such knowledge is known by the Executive prior to the disclosures under this Agreement; or (3) such knowledge has been acquired by the Executive from a third party having no confidentiality agreement with the Company. In order for material disclosed to be subject to the protections provided, such disclosure does not have to be in writing or other tangible form and/or clearly marked as proprietary.

6.1. The Executive agrees that for twelve (12) months following termination of his employment, for any reason, with or without cause, Executive will not contact any Customer or Employee of the Company to request, induce or attempt to induce such Customer or Employee to terminate any business relationship, agreement or employment with the Company. The term “Customer” is defined as any entity that the Company is conducting business with or has entered into a contractual relation with as of the date of termination of this Agreement and the term “Employee” is defined as any individual employed by the Company as a partner, contractor, sub-contractor, employee, consultant or other business associate of the Company during the Term and during the six (6) month period immediately preceding termination of this Agreement.

6.2. The Executive acknowledges that the markets served by the Company are global in scope and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed.

6.3. All files, memoranda, notes, and other work product in tangible form in connection with the employment of Executive, including any marketing plans, deliverables and reports prepared by Executive for the Company under this Agreement, and which may or may not be either confidential or proprietary, and all other materials prepared for and delivered to the Company, shall be the property of the Company. Upon termination of the Executive’s

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employment, either with or without cause, or at any other time upon request of the Company, the Executive agrees to deliver to the Company the following original documents and any copies thereto without retaining any copies of (i) all documents, files, notes, manuals, memoranda, databases, and/or computer programs, reflecting any confidential an/or proprietary information of the Company whatsoever or otherwise relating to the business of the Company and its affiliates or parent company, (ii) lists of customers, vendors, suppliers, and leads or referrals thereto, and (iii) any computer equipment, home office equipment, automobile or any other business equipment, if any, that the Executive may then possess or have under his control.

6.4. The Company shall retain its entire right, title and interest in and to (including the right to reproduce, modify, display, produce derivative works of, translate, publish, sell, use, dispose of, and to authorize others to do so, and the right to patent as the sole inventor, copyright and to register such copyright in the Company’s or its nominee’s name) all deliverables, and copyrightable materials conceived or first produced under this Agreement by the Executive, and Executive agrees that such copyrightable materials are works made for hire under the copyright laws of the United States. The Executive further agrees during the term of this Agreement and at all times thereafter to execute all documents and perform all lawful acts which the Company reasonable considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

7. Restrictions; Employees, Remedies. The Parties hereto recognize that Executive’s services are special and unique and that his compensation is partly in consideration of and conditioned upon Executive agreeing to the provisions of paragraphs 6, 8 and 15 hereto and the provisions of this paragraph 7, and that such covenants are essential to protect the business and goodwill of the Company. Accordingly, Executive agrees that, during the Employment Term and until one (1) year after the last date on which Executive is employed by the Company, Executive will not (i) render any service (as an employee, officer, director, consultant or otherwise) to any entity involved directly or indirectly in the Business, or (ii) make or hold any investment in any entity in the Business other than that the ownership of not more than one percent (1%) of the listed stock of any publicly traded entity. The uppercased term “Business” shall mean, for purposes of this Agreement, the products offered or the services

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actually performed by Company during the course of Executive’s employment with the Company.

7.1. The Parties acknowledge and agree that the restrictions set forth in this Agreement referred to in paragraphs 6, 8 15 and in this paragraph 7 are reasonable and necessary to protect the Company’s legitimate business interests. Executive acknowledges that a breach or threatened breach by Executive of such provisions will cause the Company irreparable harm.

7.2. The Parties agree that the restrictions set forth and incorporated herein are reasonable in order to protect the Company. If any of such restrictions shall be deemed to be unenforceable by reason of the extent, duration, geographical scope, or other provisions, then the parties contemplate that the court shall reduce such extent, duration, geographical scope, or other provisions and enforce this Agreement in its reduced form for all purposes.

8. Intellectual Property. The Executive shall disclose to the Company all ideas, concepts, inventions, product ideas, new products, discoveries, methods, software, business plans and business opportunities, which may or may not be patentable or copyrightable, or otherwise protected by then-applicable laws governing intellectual property and intellectual property rights, that are developed by the Executive through the use of Company resources or that relate directly to the Company’s business. The Executive agrees that such will be the property of the Company and that, at the Company’s request and cost, he will do whatever is necessary to secure for the Company the rights thereto by patent, copyright or otherwise. Executive acknowledges and agrees that his obligations with respect to Company property discussed in this paragraph shall survive the termination of this Agreement.

9. Representation and Warranty. Executive represents and warrants to the Company that Executive is not subject to any non-compete, non-solicitation, or other restriction which may prevent Executive from performing the services contemplated by this Agreement.

10. Waivers. No delay or waiver by either Party of any breach or non- performance of any provisions or obligations of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

11. Notices. All notices or other communications required or permitted under this Agreement shall be in writing addressed to the Parties at the addresses set forth in the first paragraph of this Agreement and shall be deemed to be given upon the earlier of (i) actual

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delivery by hand, or (ii) three days after being mailed by registered or certified mail, return receipt requested.

12. Headings. The headings appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of Washington, DC, without giving effect to the principles of conflicts of law thereof.

14. Heirs, Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon both parties and their respective heirs, personal representatives, successors and assigns. The Parties understand that the obligations of the Executive are personal and may not be assigned by him.

15. Publicity. Neither Party may issue, without the prior written consent of the other Party, any press release or make any public announcement with respect to this Agreement or the employment relationship between the Company and the Executive. Following the Effective Date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that neither shall disparage, criticize or make statements which are negative, detrimental or injurious to the other Party.

16. If the Parties have a dispute and such dispute can not be resolved within a thirty (30) day period, then the Parties shall select an arbitrator who shall decide the dispute within thirty days after being selected. If the Parties cannot agree on an arbitrator, then the Executive and Company shall each select an arbitrator and the two arbitrators so selected shall select a third arbitrator. The Parties hereto each agree to be bound by the decision of the arbitrator(s). In the event that three arbitrators are chosen, a majority decision will be required. All costs of the arbitration shall be split equally between Executive and Company.

17. Entire Agreement. This Agreement contains the entire understanding of the Executive and the Company with respect to the employment of the Executive by the Company and supercedes any and all prior understandings of the Parties hereto, whether written or oral. This Agreement may not be amended or modified without the prior written consent of both Parties.

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IN WITNESS WHEREOF, the Parties having read, understood and agreed to the foregoing terms and conditions, have signed below:

INPHONIC, INC.	DONALD CHARLTON

/s/ David A. Steinberg	/s/ Donald Charlton
Name

Title

CONFIDENTIAL INFORMATION

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of this 25th day of May 2004 (“Effective Date”), by and between INPHONIC, INC., a Delaware corporation (the “Company”), StarNumber, Inc., a Delaware corporation and wholly-owned corporation of Company, (“StarNumber”) and Donald Charlton, an individual (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into an Employment Agreement effective as of June 3, 2002 (the “Agreement’) setting forth the terms and conditions upon which the Company agreed to employ the Executive as Executive Vice President for Corporate Development; and

WHEREAS, the Company and the Executive now desire to amend the Agreement to the extent, and only to the extent, provided herein; and

WHEREAS, any terms not otherwise defined herein shall have the meanings given to them in the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as set forth below.

1.	AMENDMENT TO THE AGREEMENT.

Amendment to Section 1 of the Agreement. Section 1 of the Agreement shall be deleted in its entirety and have no further force and effect and shall instead be amended to read: “The Executive hereby accepts the position of President of StarNumber. The Executive shall report directly to the Chief Executive Officer of StarNumber or in the event such position is or remains at any time vacant, the Chief Executive Officer of Company or his or her designee.”

1.1    Amendment to Specific Terms. Any reference in the Agreement to “Executive Vice President” shall be deleted and replaced with the term “President”. Any reference to “Company” throughout the Agreement shall hereinafter be interpreted to mean StarNumber, Inc. and not InPhonic, Inc.

2. RATIFICATION. Except as provided herein, the Agreement and its terms and provisions shall remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligation of each of StarNumber and the Executive. The Executive’s obligations pursuant to Sections 6, 7, 8 and 15 shall continue in full force and effect related to InPhonic and subsequent to the date of this Amendment, subject to the periods of survival of such provisions.

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3. CONTROLLING LAW. This Amendment shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws and decisions of Washington, D.C., without regard to its principles of conflicts of law.

4. MISCELLANEOUS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment. To the extent any provision herein violates any applicable law, that provision shall be considered void and the balance of this Amendment shall remain unchanged.

5. ENTIRE AGREEMENT. This Amendment and any exhibit hereto sets forth the entire agreement and understanding of the parties hereto in respect of the matters described herein. The terms herein may not be changed verbally but only by an instrument in writing signed by the party against which enforcement of the change is sought.

6. COUNTERPARTS. This Amendment may be executed in two counterpart copies, each of which shall be an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be considered binding on the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

COMPANY:

INPHONIC, INC.

By:	/s/ Lawrence S. Winkler
Lawrence S. Winkler Chief Financial Officer

STARNUMBER, INC

/s/ Walter W. Leach
Walter W. Leach General Counsel

EXECUTIVE

/s/ Donald Charlton
Donald Charlton